Exhibit 10.2

FIRST AMENDMENT TO AMENDED AND RESTATED EXHIBITOR SERVICES AGREEMENT

This Amendment, dated as of March 9, 2017, (this Amendment), to the Amended and Restated Exhibitor Services Agreement between National CineMedia, LLC (NCM) and Regal Cinemas, Inc. (Regal), dated as of February 13, 2007 and amended and restated as of December 26, 2013 (the ESA) is entered into by the parties to the ESA.  Capitalized terms used but not defined herein shall have the respective meanings specified in the ESA.

WHEREAS, NCM and Regal have entered into the ESA;

WHEREAS, NCM and Regal desire to amend the ESA as provided in this Amendment;

WHEREAS, the Board of Directors of NCM and the Special Committee of NCM have deemed this Amendment advisable and in the best interests of NCM and its shareholders, including its public shareholders;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendment of Section 4.13 (Excluded Theatres; IMAX Screens). Section 4.13 of the ESA shall be amended and restated to read in its entirety as follows:

“Section 4.13 Excluded Theatres; IMAX Screens.

(a)

Excluded Theatres. Regal shall have the right to designate art house and draft house theatres that for purposes of this Agreement shall be “Excluded Theatres”; provided, however, that the aggregate annual attendance at all such Excluded Theatres on the date of designation shall not exceed four (4) percent of the aggregate annual attendance at the Theatres. The list of Excluded Theatres identified as of the Restated Effective Date is set forth in the Specification Documentation.  In addition, upon the consent of the Board of Directors of National CineMedia, in the event that Regal: (i) enters into a transaction to acquire a theatre chain, (ii) to secure governmental approval for such transaction is required by the United States Department of Justice to transfer, for a period not to exceed 10 years (the Transfer Period), the advertising services of certain theatres (the Transfer Theatres) to a cinema advertising company other than LLC, (iii) agrees that immediately upon the expiration of the Transfer Period such Transfer Theatres shall be transferred back to NCM and again will become NCM exhibitors and Theatres within the meaning of the ESA, (iv) agrees that NCM’s tax basis for the ESA asset will be reduced by (A) the value of the Common Unit Adjustment in respect of such Transfer Theaters, which shall be determined in accordance with the Common Unit Adjustment Agreement as if such Transfer Theatres had been Disposed on a date to be mutually agreed by NCM and Regal plus (B) an additional amount which will equal fair value to NCM for the Transfer Theatres being deemed Excluded Theatres during the Transfer Period and further agrees that there shall be a corresponding reduction to NCM’s obligation under the Tax Receivables Agreement, as such agreement may be amended from time to time, which reduction to NCM’s obligation shall be borne solely by Regal and shall not affect TRA payments to the TRA parties (other than Regal) and (v) if, in the judgment of the Board of Directors of National CineMedia, the aggregate annual attendance at the Transfer Theatres on the date of designation represents a diminimis amount of the aggregate annual attendance at the Theatres, then Regal shall have the right to designate such Transfer Theatres as “Excluded Theatres” for the purposes of this Agreement, and during the Transfer Period such Transfer Theatres shall be treated as Excluded Theatres and shall be exempt from the exclusivity obligations set forth in Section 2.04.  Regal shall provide written or electronic notice to LLC, in the form specified by LLC, each time there is a change in its list of Excluded Theatres. Excluded Theatres shall not be deemed Theatres for purposes of this Agreement. Excluded Theatres will not receive Advertising Services. Excluded Theatres will not be considered for purposes of the calculation of Theatre Access Fees.  Except as specifically provided in the foregoing, Excluded Theatres will be subject to the exclusivity obligations of Regal, as set forth in Section 2.04 to the same extent as a Theatre hereunder. With respect to any Theatre subsequently designated as an Excluded Theatre, the parties will negotiate in good faith terms for the discontinuation of delivery of the Advertising Services to such Excluded Theatre.

(b) IMAX Screens. All Theatre screens dedicated to the exhibition of films using “IMAX” technology shall be deemed “IMAX Screens.” IMAX Screens will not receive, and Regal will have no duty to exhibit on any IMAX Screen, the Digital Carousel, the Pre-Feature Program or the Traditional Content Program; provided however, that Regal may elect to exhibit the Digital Carousel, the Pre-Feature Program or the Traditional Content Program on its IMAX Screens in its sole discretion. Notwithstanding the foregoing, all IMAX Screens will be subject to the exclusivity obligations of Regal, as set forth in Section 2.04 to the same extent as a Theatre hereunder. Regal will provide LLC prompt written or electronic notice, in the form specified by LLC, of any additions to or deletions from its list of IMAX Screens, which list as of the Restated Effective Date is provided in the Specification Documentation.”

2.

Ratification.  Except as otherwise provided herein, all of the terms, covenants and other provisions of the ESA are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.  After the date hereof, all references to the ESA shall refer to the ESA as amended by this Amendment.

3.

Miscellaneous.  Section 15.07 of the ESA shall apply to this Amendment mutatis mutandi.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument and shall bind and inure to the benefit of the parties and their respective successors and assigns.

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IN WITNESS WHEREOF, NCM and Regal have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NATIONAL CINEMEDIA, LLC

By: /s/ Andrew J. England

Name: Andrew J. England

Title: Chief Executive Officer

REGAL CINEMAS, INC.

By: /s/ Peter B. Brandow

Name: Peter B. Brandow

Title: EVP, General Counsel and Secretary